                        AMERICAN INSTITUTE OF ARCHITECTS

                                     [LOGO]

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                               AIA Document A101

                       Standard Form of Agreement Between
                              Owner and Contractor
                        where the basis of payment is a
                                 STIPULATED SUM

                                  1987 EDITION

       THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH
   AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION.

   The 1987 Edition of AIA Document A201, General Conditions of the Contract
     for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.

                This document has been approved and endorsed by
                 The Associated General Contractors of America.

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AGREEMENT

made as of the  25th day of July in the year of
Nineteen Hundred and  1995

BETWEEN the Owner:    International Leisure Hosts, LTD.
(Name and address)    2525 East Camelback, Suite 275
                      Phoenix, AZ 85016

and the Contractor:   Pacific West Construction, Inc.
(Name and address)    P.O. Box 1884
                      Idaho Falls, Idaho 83403

The Project is:       Flagg Ranch Phase II
(Name and location)   Flagg Ranch Village
                      Moran, Wyoming

The Architect is:     Robert Kubicek Architects and Associates
(Name and address)    3900 East Camelback Road, Suite 600
                      Phoenix, Arizona 85018
                      Prestwich Architects
                      P.O. Box 2950 - Idaho Falls, Idaho 83403

The Owner and Contractor agree as set forth below.

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     Copyright 1915, 1918, 1925, 1937, 1951, 1958, 1961, 1963, 1967, 1974,
     1977, (C) 1987 by the American Institute of Architects, 1735 New York Avenue, N.W., Washington, D.C. 20006. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will be subject to legal prosecution.

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AIA DOCUMENT A101 - OWNER-CONTRACTOR AGREEMENT - TWELFTH EDITION -
AIA(R) - (C)1987
THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W.,
WASHINGTON, D.C. 20006                                             A101-1987  1

       WARNING: Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution.

                                   ARTICLE 1
                                   ---------
                             THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in
Article 9.

                                   ARTICLE 2
                                   ---------
                           THE WORK OF THIS CONTRACT

The Contractor shall execute the entire Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others, or as follows:

The contractor shall furnish all labor, materials, supervision and equipment necessary to complete Phase II Flagg Ranch Lodging Units, New Flagg Ranch Laundry Facility, New Flagg Ranch Maintenance Facility. In accordance with plans and specifications as prepared by Robert Kubicek Architect & Associates dated 4/21/94 for the duplexes and four-plexes, and Kay Prestwich Associates dated May 1995.

The contractor shall also provide the infrastructure for the living units and the Laundry Facility and the Maintenance Facility which shall consist of providing utility connections for the sewer and water, phone conduit with pull wire to each building, an electrical supply from the transformers to each building. Transformer to be by others. He shall also provide concrete walkways as per the design drawings the additional parking lot with combination curb and walk. This contractor shall also provide all clearing, grubbing and earthmoving to accommodate the infrastructure and the new buildings. The Contractor shall also be responsible for the scheduling of the Owner supplied floor coverings, interior decorations where applicable and furniture (See attachment B for clarification of work of this contract)

  Any cost increases or decreases between now and when framing lumber, approximately $100,000.00 materials are bought next spring will be the responsibility of the owner.

  Concrete walks, Line Item 59, will be billed at a cost of $9.91/Linear Foot and field verified after completion.

                                   ARTICLE 3
                                   ---------
                DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

3.1 The date of commencement is the date from which the Contract Time of Paragraph 3.2 is measured, and shall be the date of this Agreement, as first written above, unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.

(Insert the date of commencement, if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

  Commencement shall be on August 1, 1995

Unless the date of commencement is established by a notice to proceed issued by the Owner, the Contractor shall notify the Owner in writing not less than five days before commencing the Work to permit the timely filing of mortgages, mechanic's liens and other security interests. Note: Project will be shut down for winter weather. The final completion date shall be November 1, 1996.

3.2 The Contractor shall achieve Substantial Completion of the entire Work not later than

(Insert the calendar date or number of calendar days after the date of commencement. Also insert any requirements for earlier Substantial Completion of certain portions of the Work, if not stated elsewhere in the Contract Documents.)


, subject to adjustments of this Contract Time as provided in the Contract Documents.

(Insert provisions, if any, for liquidated damages relating to failure to complete on time.)
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AIA DOCUMENT A101 - OWNER-CONTRACTOR AGREEMENT - TWELFTH EDITION -
AIA(R) - (C)1987
THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W.,
WASHINGTON, D.C. 20006                                             A101-1987  2

       WARNING: Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution.

                                  ARTICLE 4
                                  ---------
                                 CONTRACT SUM

4.1 The Owner shall pay the Contractor in current funds for the Contractor's performance of the Contract the Contract Sum of one million two hundred four thousand one hundred twenty one Dollars ($1,204,121.00), subject to additions and deductions as provided in the Contract Documents.

4.2 The Contract Sum is based upon the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:

(State the numbers or other identification of accepted alternates. If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement, attach a schedule of such other alternates showing the amount for each and the date until which that amount is valid.)

A) Two handicap units, one to be a standard handicap unit as shown on drawings, U-28 with tub/shower accommodations. One unit to be a roll in type of shower unit.

B) Parking lot area and Walkway as per Jorgensen Engineering plans submitted showing infrastructure and sidewalks as designed.


4.3     Unit prices, if any, are as follows:

5 Duplexes                   238,905.00
9 4-Plexes                   646,455.00
Infrastructure                84,000.00
Additional Parking Area       31,150.00
Sidewalks                     23,970.00
Maintenance Facility          96,393.00
Laundry Building              53,150.00
Bonds                         16,448.00
Builders Risk                  4,850.00
Liability                      8,800.00
                           ------------
            TOTAL          1,204,121.00



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AIA DOCUMENT A101 - OWNER-CONTRACTOR AGREEMENT - TWELFTH EDITION -
AIA(R) - (C)1987
THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W.,
WASHINGTON, D.C. 20006                                             A101-1987  3

       WARNING: Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution.

                                   ARTICLE 5

                               PROGRESS PAYMENTS

5.1 Based upon Applications for Payment submitted to the Owner by the Contractor, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

5.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

     The application for payment shall be monthly ending the 25th of the month and going from the 25th to 25th of each month until completion.

     See also Exhibit B.

5.3 Provided an Application for Payment is received by the Owner not later than the 30th day of a month, the Owner shall make payment to the Contractor not later than the 10th day of the following month. If an Application for Payment is received by the Owner after the application date fixed above, payment shall be made by the Owner on the 10th day from the receipt for application for payment.

5.4 Each Application for Payment shall be based upon the schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Contract Sum among the various portions of the Work and be prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. This schedule, unless objected to by the Owner, shall be used as a basis for reviewing the Contractor's Applications for Payment.

5.5 Applications for Payment shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment.

5.6 Subject to the provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

5.6.1 Take that portion of the Contract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the total Contract Sum allocated to that portion of the Work in the schedule of values, less retainage of five percent (5%). Pending final determination of cost to the Owner of changes in the Work, amounts not in the dispute may be included as provided in Subparagraph 7.3.7 of the General Conditions even though the Contract Sum has not yet been adjusted by Change Order;

5.6.2 Add that portion of the Contract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the completed construction (or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing), less
retainage of      percent (  %);

5.6.3  Subtract the aggregate of previous payments made by the Owner; and

5.6.4 Subtract amounts, if any, for which the Owner has withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of the General Conditions.

5.7 The progress payment amount determined in accordance with Paragraph 5.6 shall be further modified under the following circumstances:

5.7.1  Add, upon Substantial Completion of the Work, a sum sufficient to
increase the total payments to      percent (  %) of the Contract Sum, less
such amounts as the Owner shall determine for incomplete Work and unsettled claims; and

5.7.2 Add, if final completion of the Work is thereafter materially delayed through no fault of the Contractor, any additional amounts payable in accordance with Subparagraph 9.10.3 of the General Conditions.

5.8  Reduction or limitation of retainage, if any, shall be as follows:

(If it is intended, prior to Substantial Completion of the entire Work, to reduce or limit the retainage resulting from the percentages inserted in Subparagraphs 5.6.1 and 5.6.2 above, and this is not explained elsewhere in the Contract Documents, insert here provisions for such reduction or limitation.)


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AIA DOCUMENT A101 - OWNER-CONTRACTOR AGREEMENT - TWELFTH EDITION -
AIA(R) - (C)1987
THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W.,
WASHINGTON, D.C. 20006                                             A101-1987  4

       WARNING: Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution.

                                   ARTICLE 6
                                 FINAL PAYMENT

Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when (1) the Contract has been fully performed by the Contractor except for the Contractor's responsibility to correct nonconforming Work as provided in Subparagraph 12.2.2 of the General Conditions and to satisfy other requirements, if any, which necessarily survive final payment; and (2) a final Certificate for Payment has been issued by the Contractor; such final payment shall be made by the Owner not more than 30 days after the issuance of the Contractors final Certificate for Payment, or as follows:

        The owner shall pay the entire unpaid balance including the 5% retainage only after the completion of all items on the final "punch list" as compiled by the owner and contractor prior to final payment. Or as agreed upon by both parties.


                                   ARTICLE 7
                            MISCELLANEOUS PROVISIONS

7.1 Where reference is made in this Agreement to a provision of the General Conditions or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

7.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

(Insert rate of interest agreed upon, if any.)

        At annual rate of 6%


(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Contractor's principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

7.3  Other provisions:

        See attached Exhibit A
        See attached Exhibit B
        See attached Exhibit C
        Supplementary Conditions to General Conditions of the Contract for Construction between International Leisure Hosts, LTD. and Pacific West Construction, Inc.

        Bond Requirements - 2.2.1 Supplementary Conditions to General
        Conditions

                                   ARTICLE 8
                           TERMINATION OR SUSPENSION

8.1 The Contract may be terminated by the Owner or the Contractor as provided in Article 14 of the General Conditions.

8.2 The Work may be suspended by the Owner as provided in Article 14 of the General Conditions.

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AIA DOCUMENT A101 - OWNER-CONTRACTOR AGREEMENT - TWELFTH EDITION -
AIA(R) - (C)1987
THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W.,
WASHINGTON, D.C. 20006                                              A101-1987  5

       WARNING: Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution.

                                   ARTICLE 9
                                   ---------
                       ENUMERATION OF CONTRACT DOCUMENTS

9.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

9.1.1 The Agreement is this executed Standard Form of Agreement Between Owner and Contractor, AIA Document A101, 1987 Edition.

9.1.2 The General Conditions are the General Conditions of the Contract for Construction, AIA Document A201, 1987 Edition.

9.1.3  The Supplementary and other Conditions of the Contract are those
contained in the Project Manual dated                                 , and are
as follows:


Document                                Title                             Pages


9.1.4 The Specifications are those contained in the Project Manual dated as in Subparagraph 9.1.3, and are as follows: (Either list the Specifications here or refer to an exhibit attached to this Agreement.)


Section                                 Title                             Pages


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AIA DOCUMENT A101 - OWNER-CONTRACTOR AGREEMENT - TWELFTH EDITION -
AIA(R) - (C)1987
THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W.,
WASHINGTON, D.C. 20006                                             A101-1987  6

       WARNING: Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution.

9.1.5  The Drawings are as follows, and are dated                       unless
a different date is shown below:

(Either list the Drawings here or refer to an exhibit attached to this Agreement.)

Number                             Title                                Date


Infrastructure plans are submitted to Mickey.

Laundry building as prepared by Prestwich Associates

Maintenance Facility as prepared by Prestwich Associates
2400 Total Square Foot   30 x 80


9.1.6  The addenda, if any, are as follows:

Number                          Date                            Pages


Portions of addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this
Article 9.

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AIA DOCUMENT A101 - OWNER-CONTRACTOR AGREEMENT - TWELFTH EDITION -
AIA(R) - (C)1987
THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W.,
WASHINGTON, D.C. 20006                                             A101-1987  7

       WARNING: Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution.

9.1.7 Other documents, if any, forming part of the Contract Documents are as follows:

(List here any additional documents which are intended to form part of the Contract Documents. The General Conditions provide that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor's bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)


This Agreement is entered into as of the day and year first written above and is executed in at least three original copies of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

                                              Pacific West Construction, Inc.
OWNER                                         CONTRACTOR

/s/ JOHN L. BRADLEY                           /s/ LYNDEN P. KUNDE
------------------------------                -------------------------------
(Signature)                                   (Signature)

John L. Bradley, President                    Lynden P. Kunde, President
------------------------------                --------------------------------
(Printed name and title)                      (Printed name and title)
     International Leisure Hosts, LTD.

[LOGO] CAUTION: You should sign an original AIA document which has this caution printed in red. An original assures that changes will not be obscured as may occur when documents are reproduced.

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AIA DOCUMENT A101 - OWNER-CONTRACTOR AGREEMENT - TWELFTH EDITION -
AIA(R) - (C)1987
THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W.,
WASHINGTON, D.C. 20006                                             A101-1987  8

       WARNING: Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution.

                      SUPPLEMENTARY CONDITIONS TO GENERAL
                CONDITIONS OF THE CONTRACT FOR THE CONSTRUCTION
                  BETWEEN INTERNATIONAL LEISURE HOMES, LTD. AND
                        PACIFIC WEST CONSTRUCTION, INC.


        The following supplements modify, change, delete from and add to the General Conditions of the Contract for Construction, AIA Document A201, 1987 ("the General Conditions"). When any portion of the General Conditions is modified or any paragraph, subparagraph of clause thereof is modified or deleted by these supplementary conditions, the unaltered provisions of the General Conditions shall remain in effect.

ARTICLE 1

1.1.1 In line 10 of subparagraph 1.1.1, delete the phrase "issued by the Architect."

1.1.3     Add the following sentence at the end of subparagraph 1.1.3:

          Contractor acknowledges that the Contract Documents are adequate and sufficient to provide for the completion of the Work, and include all work, whether or not shown or described, which reasonably may be required for the completion of the Work in accordance with all applicable laws, codes and industry standards.

1.2.1     Delete the second sentence of subparagraph 1.2.1 in its entirety.

1.2.3     Add the following language to the end of subparagraph 1.2.3:

          In the event of inconsistencies within or between parts of the Contract Documents, or between the Contract Documents and applicable standards, codes and ordinances, the Contractor shall (1) provide the better quality or greater quantity of Work or (2) comply with the most stringent requirement.

1.3.1     Deletes subparagraph 1.3.1 and substitute the following:

          All Drawings, Specifications and other documents prepared by the Architect are and shall remain the property of the Owner, and Owner shall retain all common law, statutory and other reserved rights with respect thereto. They shall not be used on any other project without the prior written consent of the Owner, and Contractor shall take such action as may be necessary to prevent their use on any other project or for additions to the Project outside the scope of the Work by any subcontractor, sub-subcontractor or material or equipment supplier. The Contractor, subcontractors, sub-subcontractors and material and equipment suppliers are granted a limited license to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect appropriate to and for use in the execution of their Work under the Contract Documents. All copies made under this license shall bear the statutory copyright notice, if any, shown on the Drawings, Specifications and other documents prepared by the Architect. Submittals or distributions necessary to meet official regulatory requirements or for other purposes relating to completion of the Project are not to be construed as a publications in derogation of the Owner's copyright or other reserved rights.

ARTICLE 2

2.2.1

2.2.2 Delete subparagraph 2.2.2 and substitute in its place "Owner shall supply National Park Service infrastructural construction drawings for the Project site."

2.2.4 Delete the work "Information" at the beginning of subparagraph 2.2.4 and substitute "Upon receipt of a written request therefore from the Contractor, information."

2.2.5   Delete subparagraph 2.2.5 and substitute in its place the following:

        Owner shall furnish to Contractor, free of charge, twenty copies of
        (a) the Drawings and Specifications prepared by the Architect; and
        (b) other drawings and documents necessary for performance of the Work.

2.3.1 Delete the word "persistently" in the first sentence of subparagraph 2.3.1. In addition, delete the clause, "except to the extent required by subparagraph 6.1.3", at the end of subparagraph 2.3.1, and insert in its place the following:

        This right shall be in addition to, and not in restriction of, the Owner's rights under Paragraph 12.2.

2.4.1 Delete the first two sentences of subparagraph 2.4.1 and substitute the following in its place:

        If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a seventy-two hour period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to other remedies the Owner may have, commence and continue to carry out the Work.

        Delete the fourth sentence of subparagraph 2.4.1 in its entirety. Add at the end of subparagraph 2.4.1 the following sentence:

        The right of the Owner to stop the Work pursuant to this subparagraph
        2.4.1 shall not give rise to any duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity.

2.5     Add the following paragraph at the end of Article 2:

2.5     EXTENT OF OWNER'S RIGHTS.

        2.5.1 The rights stated in this article and elsewhere in these Contract Documents are cumulative and not in limitation of any rights of the owner granted in the Contract Documents, at law or in equity.

        2.5.2 In no event shall the Owner have control over, charge or, or any responsibility for construction means, methods, techniques, sequences or procedures or for safety precautions and programs in connection with the Work, notwithstanding any of the rights and authority granted the Owner in the Contract Documents.

Article 3

3.2.1   Delete subparagraph 3.2.1 and substitute in its place the following:

        The Contractor hereby specifically acknowledges and declares that Contract Documents are full and complete, are sufficient to have enabled it to determine the cost of the Work and that the Drawings, the Specifications and all addenda are sufficient to enable the Contractor to construct the Work outlined therein in accordance with applicable laws, statutes, building codes and regulations, and otherwise to fulfill all of its obligations under the Contract Documents. In addition, if the Contractor performs any construction activity and if it knows or should have known that any of the Contract Documents contains a recognized error, inconsistency or omission, the Contractor shall be responsible for such performance and shall bear the cost for correction thereof.

3.5.1 In line 14 of subparagraph 3.5.1, add the words "or Owner" after "Architect".

3.5     Add the following paragraph to paragraph 3.5:

        3.5.2 The Contractor agrees to assign to the Owner at the time of final completion of the Work any and all manufacturer's warranties relating to materials and labor used in the Work and further agrees to perform the Work in such manner so as to preserve any and all such manufacturer's warranties.

3.7.3   Delete subparagraph 3.7.3 and substitute the following in its place:

        It shall be the obligation of the Contractor to review the Contract Documents to determine and to notify the Owner and the Architect of any discrepancy between building codes and regulations of which the Contractor has knowledge or should be reasonably able to determine. The Contractor shall not violate any zoning, setback or other locational requirements of applicable laws, codes and ordinances, or of any recorded covenants of which the Contractor has knowledge. If the Contractor observes that portions of the Contract Documents are at variance with applicable laws, statutes, ordinances, building codes, rules or regulations, the Contractor promptly shall notify the Owner and Architect in writing, and necessary changes shall be accomplished by appropriate modification.

3.10.1  Delete subparagraph 3.10.1 and substitute in its place the following:

        The Contractor, immediately after being awarded the Contract, shall prepare in consultation with the Owner and submit for the Owner's approval a contractor's construction schedule for the Work. The construction schedule shall not exceed time limits current under the Contract Documents, shall be updated and revised at appropriate intervals as required by the conditions of the Work and Project, shall be related to the entire

        Project to the extent required by the Contract Documents shall provide for expeditious and practicable execution of the Work and shall not be modified or extended without the prior approval of the Owner in each instance.

3.10.2  Delete subparagraph 3.10.2 and substitute in its place the following:

        The Contractor shall prepare at least monthly a progress report in a form, in sufficient detail, and of a character approved by the Owner for the Project. The progress report shall specify, among other things, an estimated percentage of completion, whether the Project is on schedule, and if not, the reasons therefor and the new schedule, as well as the number of man-days worked for each category of labor and the projected Work to be completed in the next succeeding month. Accompanying the progress report shall be an updated current Project schedule and a listing and the status of all change orders, modifications, bulletins and other relevant documents.

        The Contractor also shall prepare not later than 30 days after the Contract is awarded a materials report which shall include a complete list of suppliers and fabricators, items to be purchased from the suppliers or fabricators, time required for fabrication and the scheduled delivery dates for each item to be purchased. As soon as available, the Contractor shall furnish copies of purchase orders to the Owner.

        The Contractor shall provide monthly progress reports with each monthly pay Application. The Contractor shall hold weekly progress meetings at the Project site. Progress of the Work shall be reported in detail with reference to construction schedules. Each interested subcontractor shall have present a competent representative to report the condition of its work and to receive information.

        The Contractor shall prepare and keep current, for the Owner's approval, a schedule of submittals which shall be coordinated with the Contractor's construction schedule and allows the Owner reasonable time to review submittals.

3.11.1 In lines 7 and 8, delete "Architect and shall be delivered to Architect for submittal to" and substitute in its place "Owner and shall be delivered to."

3.12.4  Delete the last sentence of subparagraph 3.12.4 in its entirety.

3.18.1 In line 10 of subparagraph 3.18.1, delete the phrase "but only to the extent". In line 11, delete "negligent". In line 14 of subparagraph 3.18.1, insert the following after "in part by a": "negligent act or omission, whether passive or active, or Owner or any other."

Article 4

4.2.1   Delete the following language from the first sentence of subparagraph
        4.2.1:

        , and will be the Owner's representative (1) during construction,
        (2) until final payment is due and (3) with the Owner's concurrence, from time to time during the correction period described in paragraph 12.2.

        In addition, insert the following language immediately after the first sentence of subparagraph 4.2.1:

        The owner may select the Architect or any other designee, including an employee or agent of the Owner, to be the Owner's representative. In addition to any specific responsibilities assigned elsewhere in the Contract Documents, the Owner's representative shall decide any and all questions which may arise as to the rate of progress as to the Work.

4.2.2   Delete subparagraph 4.2.2 in its entirety.

4.2.3   Delete subparagraph 4.2.3 in its entirety.

4.2.4 Delete subparagraph 4.2.4 in its entirety and substitute in its place the following:

        Owner and Contractor may communicate with each other directly. Contractor shall communicate directly with separate suppliers and separate subcontractors retained by the Owner.

4.2.5 Substitute "Owner" or "Owner's" whenever "Architect" or "Architect's" is mentioned in subparagraph 4.2.5.

4.2.6 Substitute "Owner" whenever "the Architect" is mentioned in subparagraph 4.2.6

4.2.8   In line 1, delete "the Architect" and insert the "the Owner".

4.2.9 In line 1 of subparagraph 4.2.9, insert the following after "Architect": or the Owner, at Owner's discretion."

4.2.10  Delete subparagraph 4.2.10 in its entirety.

4.2.11  Delete subparagraph 4.2.11 and substitute in its place the following:

        Upon request of the Owner, claims, disputes and other matters in question relating to the execution or progress of the Work or the interpretation of the Contract Documents may be referred to the Architect for initial decision, which the Architect shall render in writing within a reasonable time, not to exceed 15 days after the date on which such request is made. The Owner is not required to submit anything to the Architect.

4.2.13 In line 1 of subparagraph 4.2.13, delete "Architect's" and substitute "Owner's".

4.3.2   Delete subparagraph 4.3.2.

4.3.6 In lines 11 and 12, delete "the Architect" and insert "the Owner" in its place. In line 16, delete "the Architect" and inset "the Owner" in its place. In lines 19 and 20, delete "the Architect shall so notify the Owner" and insert in its place "the Owner shall so notify the". In line 22, delete "the Architect" and insert "the Owner" in its place. Delete the last sentence of subparagraph 4.3.6.

4.4     Delete subparagraph 4.4 and its subparts.

4.5.1 Insert in line 3 of subparagraph 4.5.1 after "the breach thereof" the following phrase: "if the amount in controversy of all Claims subject to arbitration is less than $100,000". Delete the last two sentences in subparagraph 4.5.1. Add the following language at the end of subparagraph 4.5.1:

        The Contractor and the Owner shall not be obligated to resolve by arbitration any claims or disputes related to the contract which cumulatively total in excess of $100,000.

4.5.2   In line 2 of subparagraph 4.5.2, delete "not resolved under Paragraph
        4.4".

4.5.4 Delete subparagraph 4.5.4 in its entirety and add the following in its place:

        All demands for arbitration and all answering statements thereto, which include any monetary claim, must contain a statement that the total sum or value in controversy as alleged by the party making such demand or answering statement is not more than $100,000 (exclusive of interest and arbitration fees and costs). The arbitrators will not have jurisdiction, power or authority to consider or make findings (except in denial of their own jurisdiction) concerning any controversy where the amount at issue is more than $100,000 (exclusive of interest and arbitration fees and costs) or to render a monetary award in response thereto against any party which totals more than $100,000 (exclusive of interest and arbitration fees and costs).

4.5.4.1   Delete subparagraph 4.5.4.1 in its entirety.

4.5.4.2 In lines 1, 2 and 3 of subparagraph 4.5.4.2, delete "the time limits specified in subparagraphs 4.5.1 and 4.5.4 and clause 4.5.4.1 as applicable, and in other cases."

4.5.5     Delete subparagraph 4.5.5 and insert in its place the following:

          The American Arbitration Association may join to any arbitration under this Agreement an entity not a party to this Agreement or other arbitrations, who has consented to such joinder, involving this Project is such joinder is necessary to a complete resolution of any common issues of law or fact. The award rendered by the arbitrators will be final, not subject to appeal, and judgment may be entered upon it in any court having jurisdiction thereof.

Article 5

5.2.1 In line 4 of subparagraph 5.2.1, delete the phrase "through the "Architect". In line 7, delete "the Architect" and insert in its place "the Owner".

Article 6

6.1       Add the following paragraph to the end of subparagraph 6.1:

          6.1.5 Owner will contract directly with separate contractors for the supply and installation of certain floor coverings, interior decorations and furniture. The Contractor shall be responsible to coordinate and direct separate contractors for any items purchased by Owner as if the Contractor were the original purchaser. All warranty work for the equipment provided by such separate contractors only shall be the responsibility of the Owner. All warranty work for the electrical, plumbing, and venting on any other required work by subcontractors to connect equipment to the building shall be the responsibility of Contractor and subcontractors.

6.1.3 In line 1 of subparagraph 6.1.3, delete "the Owner" and substitute "the Contractor". Delete the second, third and fourth sentences of subparagraph 6.1.3. Insert the following at the end of subparagraph 6.1.3: The Contractor shall prepare construction schedules to be used by the Contractor and separate contractors.

6.2.2 In line 5 of subparagraph 6.2.2, delete "the Architect" and insert in its place "the Owner."

6.3.1 In line 6 or subparagraph 6.3.1, delete "the Architect" and insert in its place "the Owner."

Article 7

7.1.2   Delete all references to "Architect"

7.2.1 Delete the first three lines of subparagraph 7.2.1 and insert the following:

        A Change Order is a written instrument prepared by the Owner and signed by the Owner and Contractor, stating their agreement upon all of the following:

7.3.1 In line 2 of subparagraph 7.3.1, delete both references to "Architect" and insert in place of the first deletion "Owner".

7.3.4   In line 3 of subparagraph 7.3.4, delete "Architect" and insert "Owner".

7.3.6 In line 3 of subparagraph 7.3.6, delete "the Architect" and insert in its place "the Owner".

7.3.7   In line 7, delete "Architect" and insert "Owner" in its place.

7.3.8   Delete subparagraph 7.3.8.

7.3.9 In line 2 of subparagraph 7.3.9, delete the "Architect" and insert "the Owner" in its place.

7.4.1   In line 1, delete "the Architect" and insert "the Owner" in its place.

Article 8

8.1.3   In line 2 of 8.1.3, delete "Architect" and insert "Owner" in its place.

8.3.1 In line 8 of subparagraph 8.3.1, delete "the Architect" and insert "the Owner" in its place. In line 11 of subparagraph 8.3.1, delete "the Architect" and insert "the Owner" in its place.

Article 9

9.2.1 Delete all references to "the Architect" in this subparagraph and insert "the Owner" in their places.

9.3.1 In line 2 of subparagraph 9.3.1, delete "the Architect" and insert "the Owner" in its place. In line 7 of subparagraph 9.3.1, delete "or Architect." Add the following clause to the end of the subparagraph 9.3.1:

        Each application for payment shall be accompanied by the following, all in form and substance satisfactory to the Owner: a current lien waiver from the Contractor and duly executed waivers of mechanic's and materialmen's liens from all subcontractors and, when appropriate, from materialmen and lower tier subcontractors establishing payment or satisfaction of payment of amounts requested by the contractor on behalf of such entities or persons.

9.3.2   Insert the following sentence at the end of subparagraph 9.3.2:

        The Contractor shall submit, within 30 days after the date of commencement of the Work and thereafter as the Owner requires, schedules of materials and equipment for each category or subcontract for which application for payment under subparagraph 9.3.2 will be made, which schedules shall include items, quantities, value or unit prices with extensions and the month in which Application for Payment with respect thereto is expected to occur. Schedules shall be updated on a monthly basis and submitted as an attachment to the Contractor's Application for Payment.

9.4.1 In line 1 of subparagraph 9.4.1, delete "Architect" and insert "Owner" in its place. In lines 2 and 3 of subparagraph 9.4.1, delete "to the Owner". In lines 3 and 4, delete "with a copy to the Contractor". In line 4 of subparagraph 9.4.1, delete "Architect" and insert "Owner" in its place. In lines 6 and 7 of subparagraph 9.4.1, delete "and Owner in writing of the Architect's" and insert "of the Owner's".

9.4.2 Delete the first two sentences of subparagraph 9.4.2. In line 16, delete "the Architect" and insert "the Owner" in its place.

9.5.1 In line 1 of subparagraph 9.5.1, delete "the Architect" and insert "the Owner." In line 4 of subparagraph 9.5.1, delete "Architect's" and insert "Owner's". In lines 5 and 7, delete "Architect" and substitute "Owner" in its places. In line 7, delete "and Owner". In line 8, delete "Architect" and substitute "Owner" in its place. In line 9, delete "Architect" and substitute "Owner" in its place. In line 11, delete "to the Owner." In lines 11 and 12, delete "Architect" and substitute "Owner" in its place. In line 16, delete "Architect's" and substitute "Owner's."

9.6.1 In line 1 of subparagraph 9.6.1, delete "Architect has issued" and insert "Contractor has submitted." In lines 3 and 4 of subparagraph 9.6.1, delete "and shall so notify the Architect."

9.6.3   Delete subparagraph 9.6.3 in its entirety.

9.7.1   Delete subparagraph 9.7.1 and substitute in its place:

        If the Owner does not pay the Contractor within seven days after the date established in the Contract Documents the amount certified, then the Contractor may, upon seven additional days' written notice to the Owner, stop the Work until payment of the amount owing has been received.

9.8.2 In line 4 of subparagraph 9.8.2, insert "and Owner" after "Architect". In line 9 of subparagraph 9.8.2, insert "or Owner" after "Architect". In line 12 of subparagraph 9.8.2, insert "or Owner's" after "Architect's". In line 17 of subparagraph 9.8.2, insert "or Owner" after "Architect". In line 18 of 9.8.2, insert "or Owner" after "Architect". In line 20, insert "or Owner" after "Architect".

9.8.3   In line 3, insert "or Owner after "Architect".

9.9.1 In line 16 of subparagraph 9.9.1, insert "and Owner" after "Architect". At the end of 9.9.1, delete "or, if no agreement is reached, by decision of the Architect".

9.9.2 In line 2 of subparagraph 9.9.2, delete "and" and insert "and/or" in its place.

9.10.1 In line 3 of subparagraph 9.10.1, insert "or Owner" after "Architect". In line 4, insert, "or Owner" after "Architect". In line 6, insert "or Owner" after "Architect". In line 7, insert "or Owner's" after "Architect's".

9.10.2  In line 3 of subparagraph 9.10.2, insert "or Owner" after "Architect".

9.10.3 In line 4, delete "and the Architect so confirms". In line 6, insert "or Owner" after "Architect". In line 13 of subparagraph 9.10.3, insert "or Owner" after "Architect".

Article 11

11.1.2 Subparagraph 11.1.2 shall be deleted in its entirety and replaced by the following provisions:

        11.1.2 Insurance required of Contractor under subparagraph 11.1.1 shall be maintained at the following minimum limits:

        Commercial General Liability: Broad Form Comprehensive or Commercial General Liability Insurance written on an occurrence basis (including Premises/Operations Liability, Products and Completed Operations Liability Independent Contractors Liability, Contractual Liability, Broad Form Property Damage Liability, Personal Injury Liability and, if required by Owner, Explosion, Collapse and Underground Hazard Liability) in the following amounts:

        $1,000,000    --    Per Occurrence
        $1,000,000    --    General Aggregate
        $1,000,000    --    Products/Completed Operations Aggregate

        The Completed Operations and Products Coverage shall be maintained in full force and effect for not less than two (2) years following the date of completion of the Project.

        Business Automobile Liability: Comprehensive Automobile Liability Insurance to cover owned, long-term leased, hired and non-owned automobiles (including medical payments and uninsured motorist coverages) in the minimum amount of $1,000,000 combined single limit.

        Workers Compensation and Employers Liability:
        Workers Compensation: Statutory Limits

        Employers Liability:

        $1,000,000 Each Accident   --   Bodily Injury by Accident
        $1,000,000 Policy Limit    --   Bodily Injury by Disease
        $1,000,000 Each Employee   --   Bodily Injury by Disease

        Excess Liability:  Bodily injury and Property damage -
        Combined Single Limit:

        $2,000,000                 --   per occurrence
        $2,000,000                 --   aggregate

        If the Contractor fails to purchase and maintain any insurance required under this article, the Owner may, but shall not be obligated to, upon five (5) days' written notice to the Contractor, purchase such insurance on behalf of the Contractor and shall be entitled to be reimbursed by the Contractor promptly upon demand or deduct the amount of such premiums from the Contract Sum.

        Add the following subparagraphs after subparagraph 11.1.3:

        11.1.4 Owner shall be named as additional insured on Contractor's Commercial General Liability Insurance and Excess Liability Insurance.

        11.1.5 All insurance required above shall be written by companies authorized to transact business in the State of Wyoming reasonably acceptable to Owner. Where applicable, the following shall apply: such insurance shall be primary insurance, noncontributing with any other insurance, noncontributing with any other insurance carried by owner of any other person working on the Project; such insurance shall provide that the coverage thereunder shall not be affected by any act or omission of Owner, any agent, employee or person acting on behalf of Owner or any other person working on the Project; and Owner shall be named as an additional insured thereunder.

11.3    Delete subparagraphs 11.3.1, 11.3.1.1, 11.3.1.2, 11.3.1.3, 11.3.1.4 and
        11.3.2 in their entirety.

11.4.1  Delete subparagraph 11.4.1 and substitute the following:

        The Contractor shall furnish a performance bond and a labor and material payment bond in form and substance satisfactory to the Owner. The performance bond and the labor and material bond shall each be in an amount equal to the contract sum. The bond shall be executed by a responsible surety acceptable to the Owner and authorized to transact business in Wyoming.

Article 12

12.1.1 In line 2, delete "Architect's" and insert "Owner's." In line 4, delete "Architect" and "Architect's" and insert "Owner" and "Owner's" respectively. In line 4, delete the words "Architect, be uncovered for the Architect's observation" and insert in their place "the Owner or any governmental agency, be uncovered for their observation."

12.1.2 In lines 2 and 3 of subparagraph 12.1.2, delete "Architect" and insert "Owner" in both places.

12.2.1 In line 4, delete "Substantial Completion" and substitute in its place "final payment". In line 2 of subparagraph 12.2.1, delete "Architect" and insert "Owner."

12.2.4  In line 6 of subparagraph 12.2.4, insert "or Owner" after "Architect".

Article 14

14.1.1  Delete .3, .4 and .5 in subparagraph 14.1.1.

14.1.2  In lines 2 and 3 of subparagraph 14.1.2, delete "and Architect."

14.1.3  In lines 9 and 10, delete "and the Architect."

14.2.2 In lines 1 through 3, delete "upon certification by Architect that sufficient cause exists to justify such action".

                                  EXHIBIT A

Exhibit B has been provided as a clarification of the extent of the work to be performed under Article 2 of the contract.

Item 1: Duplexes and 4 Plexes
        The duplexes and 4 plexes shall be completed as per drawings by Robert Kubicek Architects and Associates of Phoenix, Arizona including all the change orders that were incorporated under Phase I of the Living Unit Contract, including but not limited to the changes in the electrical fixtures the plumbing, changes made by the Forest Service for the Flagg Ranch footings additional fiber mesh in the concrete etc.

Item 2: Infrastructure for the individual cabin units
        The contractor shall clear and grub all the units which will be clearly laid out and elevations provided by the Park Service. The contractor intends to build the cabin units to six inches above the existing elevations he then will provide all sewer laterals, and connections to Park Service provided mains. Water laterals and individual sewer laterals at each building in connection to the Park Service main, power transfer lines from the buildings to the transformers then connected at the individual building units. Transformers shall be provided and the final connection shall be by others. Phone trench will be provided and conduit in the phone trench with the pull wire, phone system by others. The contractor will also provide the sidewalks as outlined by the original submittal.

Item 3: Parking Lot
        The contractor will provide the additional parking lot which includes approximately 12,000 s.f. which will include removal of the trees, clearing and grubbing six inches of the existing topsoil and then placing ten inches of engineered fill compacting and grading this material. Then the contractor will provide six inches of crushed gravel which will be placed and compacted and graded over the entire parking area. Along the southside of the parking area, the contractor will provide a walk which is five feet wide and four inches thick. There will be a bumper curb provided along this walk that is six inches wide and eighteen inches deep. This will provide a restrictive bumper so that cars will not drive back to the living units. The Contractor will also provide one strategically placed cut out for handicap access to the new unit areas.

Item 4: The maintenance facility shall be approximately 2400 s.f. 30 x 80 design. This building will be a pre-engineered metal building and inside provide office and storage areas along with an utility and bathroom as outlined on the preliminary design. The building will be insulated and provided with three overhead doors and one man access door.

Item 5: The laundry building will be built and provided as per the design by Prestwich & Associates. This building will be a slab on grade framed building with log siding to match the existing four plex and duplex structures. This will be provided with an eight foot ceiling and all the stub outs will be provided in the concrete for owner installed laundry facility items, which will include the dryers and the washers and all the shelving. All these items are to be provided and installed by others.

                           *** PROGRESS BILLING ***
                                  EXHIBIT B

Project Name    : FLAGG RANCH PHASE 2                   Report Number : BIDPRO
Project Number  : 73                                    Report Date   : 07/25/95
Period Covered  : From  07/25/95  To  07/25/95          Page          : 1

                            SCHEDULED        PREVIOUS    WORK IN     STORED     TOTAL COMPLETE       %      BALANCE TO
ITEM  WORK DESCRIPTION        VALUE        APPLICATION    PLACE     MATERIAL      AND STORED      COMPLETE    FINISH     RETAINAGE
 A          B                   C               D           E           F              G                         H          I
----------------------------------------------------------------------------------------------------------------------------------
001  DUPLEX UNITS 5 EACH          0.00          0.00       0.00        0.00            0.00        0.00          0.00      0.00
002  EARTHWORK                8,400.00          0.00       0.00        0.00            0.00        0.00      8,400.00      0.00
003  CONCRETE WORK           29,240.00          0.00       0.00        0.00            0.00        0.00     29,240.00      0.00
004  FRAMING LUMBER          48,891.00          0.00       0.00        0.00            0.00        0.00     48,891.00      0.00
005  FRAMING LABOR           17,975.00          0.00       0.00        0.00            0.00        0.00     17,975.00      0.00
006  LOG TRIM                 4,255.00          0.00       0.00        0.00            0.00        0.00      4,255.00      0.00
007  INSULATION               6,445.00          0.00       0.00        0.00            0.00        0.00      8,445.00      0.00
008  ROOFING                 11,625.00          0.00       0.00        0.00            0.00        0.00     11,625.00      0.00
009  DOORS                    5,670.00          0.00       0.00        0.00            0.00        0.00      5,670.00      0.00
010  WINDOWS                  2,875.00          0.00       0.00        0.00            0.00        0.00      2,875.00      0.00
011  HARDWARE                 1,475.00          0.00       0.00        0.00            0.00        0.00      1,475.00      0.00
012  FINISH CARPENTRY         8,880.00          0.00       0.00        0.00            0.00        0.00      8,880.00      0.00
013  SPECIALTIES              4,035.00          0.00       0.00        0.00            0.00        0.00      4,035.00      0.00
014  DRYWALL                 12,250.00          0.00       0.00        0.00            0.00        0.00     12,250.00      0.00
015  PAINTING                 9,205.00          0.00       0.00        0.00            0.00        0.00      9,205.00      0.00
016  PLUMBING                27,955.00          0.00       0.00        0.00            0.00        0.00     27,955.00      0.00
017  MECHANICAL               1,795.00          0.00       0.00        0.00            0.00        0.00      1,795.00      0.00
018  ELECTRICAL              16,810.00          0.00       0.00        0.00            0.00        0.00     16,810.00      0.00
019  GENERAL CONDITIONS       6,699.00          0.00       0.00        0.00            0.00        0.00      6,699.00      0.00
020  CONTRACTORS MARKUP      14,425.00          0.00       0.00        0.00            0.00        0.00     14,425.00      0.00
021  EIGHT FOUR PLEX'S            0.00          0.00       0.00        0.00            0.00        0.00          0.00      0.00
022  EARTHWORK               19,248.00          0.00       0.00        0.00            0.00        0.00     19,248.00      0.00
023  CONCRETE                75,768.00          0.00       0.00        0.00            0.00        0.00     75,768.00      0.00
024  FRAMING LUMBER         136,951.00          0.00       0.00        0.00            0.00        0.00    136,951.00      0.00
025  FRAMING LABOR           60,740.00          0.00       0.00        0.00            0.00        0.00     60,740.00      0.00
026  LOG TRIMS                6,400.00          0.00       0.00        0.00            0.00        0.00      6,400.00      0.00
027  INSULATION              21,202.00          0.00       0.00        0.00            0.00        0.00     21,202.00      0.00
028  ROOFING                 22,780.00          0.00       0.00        0.00            0.00        0.00     22,780.00      0.00
029  DOORS                   15,960.00          0.00       0.00        0.00            0.00        0.00     15,960.00      0.00
030  WINDOWS                  9,562.00          0.00       0.00        0.00            0.00        0.00      9,562.00      0.00
031  HARDWARE                 4,800.00          0.00       0.00        0.00            0.00        0.00      4,800.00      0.00
032  FINISH CARPENTRY        26,056.00          0.00       0.00        0.00            0.00        0.00     26,056.00      0.00
033  SPECIALTIES             11,544.00          0.00       0.00        0.00            0.00        0.00     11,544.00      0.00
034  DRYWALL                 38,044.00          0.00       0.00        0.00            0.00        0.00     38,044.00      0.00
035  PAINTING                18,564.00          0.00       0.00        0.00            0.00        0.00     18,564.00      0.00
036  MECHANICAL               4,076.00          0.00       0.00        0.00            0.00        0.00      4,076.00      0.00
037  PLUMBING                75,376.00          0.00       0.00        0.00            0.00        0.00     75,376.00      0.00
038  ELECTRICAL              52,328.00          0.00       0.00        0.00            0.00        0.00     52,328.00      0.00
039  GENERAL CONDITIONS      15,556.00          0.00       0.00        0.00            0.00        0.00     15,556.00      0.00
040  CONTRACTORS MARKUP      31,500.00          0.00       0.00        0.00            0.00        0.00     31,500.00      0.00
041  PARKING LOT                  0.00          0.00       0.00        0.00            0.00        0.00          0.00      0.00
042  CLEAR AND GRUB           5,700.00          0.00       0.00        0.00            0.00        0.00      5,700.00      0.00
043  ENGINEERED FILL          9,125.00          0.00       0.00        0.00            0.00        0.00      9,125.00      0.00
044  CRUSH GRAVEL             6,944.00          0.00       0.00        0.00            0.00        0.00      6,944.00      0.00
045  THICKEN EDGE WALK        7,000.00          0.00       0.00        0.00            0.00        0.00      7,000.00      0.00
046  GENERAL CONDITIONS       1,000.00          0.00       0.00        0.00            0.00        0.00      1,000.00      0.00
047  CONTRACTORS MARKUP       1,481.00          0.00       0.00        0.00            0.00        0.00      1,481.00      0.00
048  INFRASTRUCTURE               0.00          0.00       0.00        0.00            0.00        0.00          0.00      0.00
049  CLEAR AND GRUB           8,500.00          0.00       0.00        0.00            0.00        0.00      8,500.00      0.00
----------------------------------------------------------------------------------------------------------------------------------
                            925,110.00          0.00       0.00        0.00            0.00        0.00    925,110.00      0.00

                                                      *** PROGRESS BILLING ***


Project Name     : FLAGG RANCH PHASE 2                                                                  Report Number : BIDPRO
Project Number   : 73                                                                                   Report Date   : 07/25/95
Period Covered   : From 07/25/95 To 07/25/95                                                            Page          : 2


                              SCHEDULED  PREVIOUS     WORK IN    STORED     TOTAL COMPLETE       %         BALANCE TO
ITEM  WORK DESCRIPTION          VALUE   APPLICATION    PLACE    MATERIAL      AND STORED      COMPLETE       FINISH      RETAINAGE
 A           B                    C          D           E         F              G                             H            I
----------------------------------------------------------------------------------------------------------------------------------

050   SEWER LINES             15,970.00    0.00         0.00      0.00          0.00            0.00       15,970.00       0.00
051   WATER LINES             26,751.00    0.00         0.00      0.00          0.00            0.00       26,751.00       0.00
052   POWER LINES              9,225.00    0.00         0.00      0.00          0.00            0.00        9,225.00       0.00
053   PHONE CONDUIT            8,500.00    0.00         0.00      0.00          0.00            0.00        8,500.00       0.00
054   GENERAL CONDITIONS       7,000.00    0.00         0.00      0.00          0.00            0.00        7,000.00       0.00
055   CONTRACTORS MARKUP       8,054.00    0.00         0.00      0.00          0.00            0.00        8,054.00       0.00
056   CONCRETE WALKS               0.00    0.00         0.00      0.00          0.00            0.00            0.00       0.00
057   CONCRETE WALKS          23,970.00    0.00         0.00      0.00          0.00            0.00       23,970.00       0.00
058   LAUNDRY BUILDING             0.00    0.00         0.00      0.00          0.00            0.00            0.00       0.00
059   EARTHWORK                1,500.00    0.00         0.00      0.00          0.00            0.00        1,500.00       0.00
060   CONCRETE                 7,225.00    0.00         0.00      0.00          0.00            0.00        7,225.00       0.00
061   FRAMING                 14,075.00    0.00         0.00      0.00          0.00            0.00       14,075.00       0.00
062   INSULATION               2,200.00    0.00         0.00      0.00          0.00            0.00        2,200.00       0.00
063   ROOFING                  2,850.00    0.00         0.00      0.00          0.00            0.00        2,850.00       0.00
064   DRYWALL                  4,050.00    0.00         0.00      0.00          0.00            0.00        4,050.00       0.00
065   PAINTING                 2,500.00    0.00         0.00      0.00          0.00            0.00        2,500.00       0.00
066   ELECTRICAL               5,800.00    0.00         0.00      0.00          0.00            0.00        5,800.00       0.00
067   PLUMBING                 5,500.00    0.00         0.00      0.00          0.00            0.00        5,500.00       0.00
068   ARCH. FEES               1,500.00    0.00         0.00      0.00          0.00            0.00        1,500.00       0.00
069   GENERAL CONDITIONS       1,500.00    0.00         0.00      0.00          0.00            0.00        1,500.00       0.00
070   CONTRACTORS MARKUP       4,450.00    0.00         0.00      0.00          0.00            0.00        4,450.00       0.00
071   MAINTENANCE FACILITY    96,293.00    0.00         0.00      0.00          0.00            0.00       96,293.00       0.00
072   BONDS                   16,448.00    0.00         0.00      0.00          0.00            0.00       16,448.00       0.00
073   BUILDERS RISK            4,850.00    0.00         0.00      0.00          0.00            0.00        4,850.00       0.00
074   LIABILITY INSURANCE      8,800.00    0.00         0.00      0.00          0.00            0.00        8,800.00       0.00
080   END OF LINE ITEMS            0.00    0.00         0.00      0.00          0.00            0.00            0.00       0.00
080   END OF LINE ITEMS            0.00    0.00         0.00      0.00          0.00            0.00            0.00       0.00
-------------------------------------------------------------------------------------------------------------------------------
                             279,011.00    0.00         0.00      0.00          0.00            0.00      279,011.00       0.00

JOB TOTALS                 1,204,121.00    0.00         0.00      0.00          0.00            0.00    1,204,121.00       0.00



                                   EXHIBIT C

Form A101

A. Owner agrees to pay contractor 20% of any reduction in contract sum which benefits the owner at recommendation of the contractor, with the exception of the heating (mechanical) system. The remaining 80% reduction is credited to the owner.

B. The contractor shall submit with the monthly payment requests completed conditional lien waivers for his portion of the work and all sub-contractors work. The next month's billing shall have Unconditional Lien Waivers for the previous month's billing from the contractor and sub-contractors and shall continue through the final payment. The owner shall issue checks payable to the contractor.

C. The contractor warrants all material and workmanship for one year after final payment.

D. Contractor will provide property builder risk insurance including boiler and mechanical, for the contract amount of 1,204,121.00. The owner's usual liability insurance referenced in 11.2.1 provides the following coverage as listed below:

    General Aggregate Limited (Other than products
    -- Completed Operations)                                       $2,000,000
    Products -- Completed Operations Aggregate Limit                2,000,000
    Personal and Advertising Injury Limit                           1,000,000
    Each Occurrence Limit                                           1,000,000
    Fire Damage Limit -- Any one fire                                  50,000
    Medical Expense Limit -- Any one person                             5,000
    Umbrella                                                        5,000,000

Owner is maintaining no other liability insurance.